Execution Version

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

by and between

FIBROGEN, INC.

and

ELUMINEX BIOSCIENCES (SUZHOU) LIMITED

Dated as of July 16, 2021

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of July 16, 2021 (the “Effective Date”) by and between FIBROGEN, INC., a company organized under the laws of Delaware with a business address at 409 Illinois Street, San Francisco, CA 94158, United States and its Affiliates (collectively, “FIBROGEN”), and ELUMINEX BIOSCIENCES (SUZHOU) LIMITED, a company organized under the laws of People’s Republic of China with registered address at Unit E421, Building 5, 218 Sangtian Street, Suzhou Industrial Park, Suzhou, Jiangsu, 215000, People’s Republic of China, (“ELUMINEX”). ELUMINEX and FIBROGEN are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, FIBROGEN owns or controls certain rights to patents, know-how, and other intellectual property and assets related to the Products (as hereinafter defined);

WHEREAS, ELUMINEX and its Affiliates desire to license these intellectual property rights from FIBROGEN, in order to commercially develop, manufacture, use and distribute the Product(s) throughout the Territory (as hereinafter defined), and FIBROGEN desires to grant such license to ELUMINEX and its Affiliates, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

All references to particular Exhibits, Articles or Sections shall mean the Exhibits to, and Articles and Sections of this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1“Abandoned Patent Right” has the meaning set forth in Section 4.3.

1.2“Accounting Standards” means U.S. Generally Accepted Accounting Principles (GAAP) with respect to FIBROGEN and ELUMINEX, and GAAP or International Financial Reports Standards (IFRS), as applicable, with respect to any Sublicensee, in each case, as generally and consistently applied through the Sublicensee’s organization. Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained; provided, however that each Party may only use internationally recognized accounting principles (e.g. IFRS, GAAP, etc.).

1.3“Active Ingredient” means the clinically active material(s) that provide pharmacological activity in a pharmaceutical product (excluding, for the avoidance of doubt, formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.4“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of the definition of “Affiliate,” “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, obtained by such Person directly under this Agreement solely by reason of being an Affiliate of such Party.

1.5“Agreement” has the meaning set forth in the Preamble.

1.6“Annual Report” has the meaning set forth in Section 6.2.

1.7“Anti-Corruption Laws” means Laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, the U.S. Foreign Corrupt Practices Act and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable.

1.8“Arbitration Date” has the meaning set forth in Section 11.4.

1.9“Audited Party” has the meaning set forth in Section 3.7.

1.10“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.11“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.12“CEO Delegate” means the Chief Executive Officer of each Party or their respective delegate.

1.13“cGMP” means all applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 guidelines, and (d) the equivalent applicable Laws in any relevant country or region, each as may be amended and applicable from time to time.

1.14“Clinical Trial” means any human clinical trial of a Product.

1.15“China” means People’s Republic of China, for purposes of this Agreement, excluding Hong Kong, Macao, and Taiwan, which, for purposes of this Agreement, shall each be deemed a “region.”

1.16“China CPI” means, the consumer price index as published by the National Bureau of Statistics of People’s Republic of China, or any replacement index if applicable.

1.17“Combination Product” means a Product that, in addition to containing [*] as an active ingredient or component, also contains at least one other Active Ingredient that is not [*] (the “Other Component”).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.18“Commercially Reasonable Efforts” means, with respect to a Party’s obligations or activities under this Agreement for a Product, the application of such efforts and resources as are commensurate with those commonly used by a similarly situated biotechnology company for a product at a similar stage in its development or product life cycle and of similar market potential and intellectual property protection as the Product, taking into account all relevant factors, including the competitiveness of the marketplace and the proprietary position, regulatory status, and relative safety and efficacy of such Product, and any other relevant scientific, technical, regulatory or commercial factors.

1.19“Commercial Milestone Events” has the meaning set forth in Section 3.3.

1.20“Commercial Milestone Payments” has the meaning set forth in Section 3.3.

1.21“Competitive Product” means [*].

1.22“Confidential Information” has the meaning set forth in Section 10.1.1.

1.23“[*] Agreement” means the [*] agreement to be agreed and entered into by and between the Parties [*] after the Effective Date.

1.24“Control” or “Controlled” means, with respect to any Know-How, material, Patent Right, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliates, other than pursuant to this Agreement, of the ability to grant to the other Party a license, sublicense or access as provided herein to such Know-How, material, Patent Right, or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party, or with respect to any Know-How, material, Patent Right, or other intellectual property right that comes into the Control of such Party or its Affiliates during the Term, if obligated to pay any royalties or other consideration therefor, if the other Party agrees to pay such royalties or other consideration, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license, sublicense or access.

1.25“Cornea Product” means any Product that consists of, comprises or incorporates [*].

1.26“[*] Product Manufacture Technology Transfer Completion Date” shall have the meaning set forth in Section 5.4.

1.27“[*] Product Royalty Term” has the meaning set forth in Section 3.4.1.

1.28“Covered” means, with respect to a claim of a Patent Right and a Product, that such claim, absent a license thereunder or ownership thereof, would be infringed by the Exploitation of such Product; for clarity, with respect to any claims that are pending, such pending claim shall be treated as if it were issued for purposes of determining infringement at the time coverage is assessed. “Cover” when used as a verb shall have the corresponding meaning.

1.29“Defending Party” has the meaning set forth in Section 4.4.4.

1.30“Development Milestone Events” has the meaning set forth in Section 3.2.

1.31“Development Milestone Payments” has the meaning set forth in Section 3.2.

1.32“Development Report” has the meaning set forth in Section 6.2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.33“Disclosing Party” has the meaning set forth in Section 10.1.1.

1.34“Dispute” has the meaning set forth in Section 12.5.

1.35“Effective Date” has the meaning set forth in the Preamble.

1.36“ELUMINEX” has the meaning set forth in the Preamble.

1.37“ELUMINEX Indemnified Parties” has the meaning set forth in Section 9.1.2.

1.38“ELUMINEX IP” has the meaning set forth in Section 4.1.1.

1.39“Enforcing Party” has the meaning set forth in Section 4.4.3.

1.40“Equipment” has the meaning set forth in Section 5.3.

1.41“Exploit” means to research, develop, make, have made, use, offer for sale, sell, import, export, distribute, commercialize, or otherwise exploit a product. “Exploitation” has a corresponding meaning.

1.42“FDA” means the United States Food and Drug Administration or its successor.

1.43“FDCA” means the Federal Food Drug and Cosmetic Act, as amended from time to time.

1.44“FIBROGEN” has the meaning set forth in the Preamble.

1.45“FIBROGEN Know-How” means all Know-How that is owned or otherwise Controlled by FIBROGEN as of the Effective Date and is necessary or reasonably useful for the Exploitation of the Products in the Field in the Territory, including, without limitation, the Know-How as outlined in Exhibit A.

1.46“FIBROGEN Indemnified Parties” has the meaning set forth in Section 9.1.1.

1.47“FIBROGEN Patents” means any and all Patent Rights that are owned or otherwise Controlled by FIBROGEN as of the Effective Date or become owned or otherwise Controlled by FIBROGEN during the Term that Cover the Exploitation of the Products in the Field in the Territory. For clarity, FIBROGEN Patents shall include, without limitation, [*] (“Know-How Product Patents”), and [*]. Currently existing FIBROGEN Patents are set forth in Exhibit B.

1.48“Field” means all indications and uses, including the prevention, detection, diagnosis, treatment and monitoring of all diseases, states or conditions in humans or animals.

1.49“First Commercial Sale” means, with respect to a Product in any country or region, the first sale for end use or consumption of such Product in such country or region after Regulatory Approval has been granted in such country or region.

1.50“FTE” means a qualified full time person, or more than one person working the equivalent of a full-time person, where “full time” is based upon a total of 2,080 working hours per Calendar Year of scientific or technical work carried out by one or more duly qualified employees of FIBROGEN. Overtime and work on weekends, holidays, and the like will not be counted with any multiplier (e.g. time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.  In the event

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

that any person who works full-time during a given Calendar Year works partially on the Initial Technology Transfer or the Manufacture Technology Transfer and partially on other work outside the Initial Technology Transfer or the Manufacture Technology Transfer in the Calendar Year, then the full-time equivalent to be attributed to such person’s work hereunder for such Calendar Year will be equal to the percentage of such person’s total work time in such Calendar Year that such person spent working on the Initial Technology Transfer or the Manufacture Technology Transfer as recorded monthly in an appropriate time-sheet system.  For clarity, FTE efforts will not include the work of general corporate or administrative personnel or Third Party consultants or contractors.

1.51“FTE Rate” means [*] per FTE per hour for FIBROGEN’s employees in the U.S., which amount shall be increased in proportion to any applicable increase in the U.S. CPI once per year at the first and each subsequent anniversary of the Effective Date, and [*] per FTE per hour for FIBROGEN’s employees in China, which amount shall be increased in proportion to any applicable increase in the China CPI once per year at the first and each subsequent anniversary of the Effective Date.

1.52“Government Official” means (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including without limitation commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (b) any political party or official thereof, or any candidate for political office, in the Territory, (c) any official or employee of any public international organization, or (d) any family members of any of the foregoing.

1.53“Governmental Authority” means any multi-national, national, federal, state, local, municipal or other government authority, instrumentality or body of any nature (including any governmental division, subdivision, department, ministry, agency, bureau, branch, office, commission, council, court or other tribunal).

1.54“Initial Technology Transfer” has the meaning set forth in Section 5.1.

1.55“Initiation” means, with respect to a Clinical Trial, the first dosing of the first subject in such Clinical Trial. “Initiated” shall have a corresponding meaning.

1.56“Issuing Party” has the meaning set forth in Section 10.2.2.

1.57“JCC” has the meaning set forth in Section 6.3.

1.58“Joint IP” has the meaning set forth in Section 4.1.3.

1.59“Joint Patents” has the meaning set forth in Section 4.1.3.

1.60“Joint Press Release” has the meaning set forth in Section 10.2.1.

1.61“Know-How” means non-public techniques, technology, trade secrets, inventions (whether patentable or not), methods, know-how, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents, and other information, compositions of matter, cells, cell lines, assays, animal models and other physical, biological, or chemical material.

1.62“Know-How Product IP” means any new and registerable intellectual property rights directed to any FIBROGEN Know-How.

1.63“Know-How Product Patents” has the meaning set forth in Section 1.47.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.64“Law” means laws, statutes, rules, regulations, and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including disclosure obligations required by any stock exchange or securities commission having authority over a Party and any rules, regulations, guidances, or other requirements of any Regulatory Authority that may be in effect from time to time.

1.65“License” has the meaning set forth in Section 2.1.

1.66“Licensed Technology” means the FIBROGEN Patents and the FIBROGEN Know-How.

1.67“Losses” has the meaning set forth in Section 9.1.1.

1.68“Manufacture Technology Transfer” has the meaning set forth in Section 5.4.

1.69“[*]”.

1.70“Net Sales” means, with respect to a Product, the gross amount invoiced for such Product sold by ELUMINEX, its Affiliates or Sublicensee(s) (the “Selling Party”) to Third Parties, less the following deductions with respect to such sales that are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented as a deduction in accordance with the applicable Accounting Standards (without duplication):

(a)sales taxes, excise taxes, use taxes, inventory taxes, VAT and duties paid by the Selling Party in relation to the Product and any other equivalent governmental charges imposed upon the importation, delivery, use or sale of the Product [*];

(b)credits and allowances for defective or returned Product, including allowances for spoiled, damaged, outdated, rejected, returned, withdrawn or recalled Product;

(c)governmental and other rebates, refunds, and chargebacks (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers, in each case with respect to the Product;

(d)reasonable fees paid to or rebates granted to wholesalers, distributors, selling agents (excluding any sales representatives of a Selling Party), hospitals, group purchasing organizations, Third Party payors (including health insurance carriers), other contractees and managed care entities, in each case with respect to the Product;

(e)amounts written off by reason of uncollectible debt if and when actually written off or allowed; provided, however, [*];

(f)reasonable transportation charges relating to the Product, including handling charges and insurance premiums relating thereto; and

(g)trade, cash, prompt payment and/or quantity discounts, allowed and taken directly by the Third Party.

Net Sales shall be determined from books and records maintained in accordance with the applicable Accounting Standards, consistently applied throughout the organization and across all products of the Selling Party whose sales of the Product are giving rise to Net Sales.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Net Sales for any Combination Product will be calculated on a country-by-country (or region-by-region) basis by multiplying actual Net Sales of such Combination Product by the fraction (A-B)/A, where A is the gross invoice price for such Combination Product in such country (or region) and B is the gross invoice price for the Other Component contained in such Combination Product if such Other Component is sold separately in finished form in such country (or region).  If such Other Component is not sold separately in finished form in such country (or region), the Parties will determine Net Sales for such Combination Product by mutual agreement [*], and will take into account in good faith any applicable allocations and calculations [*].

[*].

For the avoidance of doubt, disposition of Product for, or use of Product in, Clinical Trials or other scientific testing, as free samples, or under compassionate use, patient assistance, or test marketing programs or other similar programs or studies, [*] shall not be considered Net Sales under this Agreement.

Sales of a Product between or among ELUMINEX and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates or Sublicensees are end users.

1.71“NMPA” means the National Medical Products Administration of People’s Republic of China, or its successor.

1.72“Other Component” has the meaning set forth in Section 1.17.

1.73“Other Product” means any Product [*].

1.74“[*] Product Royalty Term” has the meaning set forth in Section 3.4.2.

1.75“Party” has the meaning set forth in the Preamble.

1.76“Patent Rights” means the rights and interests in and to all national, regional and international (a) patent applications, including, without limitation, provisional, converted provisional, and non-provisional, and continued prosecution application, continuation, divisional or continuation-in-part thereof, and (b) patents (including any patents issuing from any patent applications in (a)), including, without limitation, certificates of invention, registrations, reissues, extensions, substitutions, confirmations, renewals, re-registrations, re-examinations, revalidations, patents of additions or like filing thereof.

1.77“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.78“Pivotal Trial” means a Clinical Trial of a Product in human subjects which is designed (or subsequently achieves the following): (a) to establish that the Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (c) to be, either by itself or together with one or more other Clinical Trials having a comparable design and size, the final human Clinical Trial in support of Regulatory Approval of the Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.79“Product” means any product or device that (a) consists of, comprises or incorporates any [*], (b) is manufactured by or on behalf of ELUMINEX or its Affiliates, and (c) is Covered by FIBROGEN Patents or constitutes, incorporates, comprises or contains FIBROGEN Know-How, in any and all current and future forms, presentations, strengths, and delivery modes.

1.80“Proper Conduct Practices” means all applicable Laws prohibiting a Person (and/or its Representatives) from (a) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Governmental Authority, Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions (or to pay for special concessions already obtained), for or in respect of it or any of its Affiliates, in each case which would have been in violation of any applicable Law, (iv) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (v) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business or (vi) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so; (b) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates; (c) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates; (d) violating any provision of applicable Anti-Corruption Laws; (e) making any payment in the nature of bribery, fraud, or any other unlawful payment under the Law of any jurisdiction where it or any of its Affiliates conducts business or is registered; or (f) if such Person or any of its Representatives is a Government Official, improperly using his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.

1.81“Prosecute” means, with respect to any Patent Rights or other registrable intellectual property rights, to prepare, file, prosecute, and defend (but, for clarity, not enforce) such Patent Rights or other registrable intellectual property rights. “Prosecution” has a corresponding meaning.

1.82“Receiving Party” has the meaning set forth in Section 10.1.1.

1.83“Regulatory Approval” means, with respect to a Product in a country or region in the Territory, all approvals granted by a Regulatory Authority or other regulatory agency in such country or region that are necessary for the commercial sale of such Product for use in such country or region in the Territory, excluding any pricing and reimbursement approvals except to the extent required by applicable Law to sell the Product in such country or region.

1.84 “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for a Product, including FDA, NMPA, and any corresponding national or regional regulatory authorities.

1.85“Regulatory Exclusivity” means, with respect to a Product, any exclusive marketing rights or data exclusivity rights conferred by the applicable Regulatory Authority with respect to such Product (that would satisfy the requirements of Sections 505(b)(1) or 505(b)(2) of the FDCA or its non-U.S. equivalents) other than a Patent Right.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.86“Regulatory Filing” means all (a) submissions, non-administrative correspondence, notifications, registrations, licenses, authorizations, applications and other filings with any Governmental Authority with respect to the research, clinical investigation, development, manufacture, distribution, pricing, reimbursement, marketing or sale of a Product, (b) Regulatory Approvals for a Product, and (c) approvals granted by a Regulatory Authority or other regulatory agency in a country or region in the Territory that are necessary for the manufacture, storage, import, marketing and distribution of a Product for use in such country or region in the Territory.

1.87“Release” has the meaning set forth in Section 10.2.2.

1.88“Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.

1.89“Reviewing Party” has the meaning set forth in Section 10.2.2.

1.90“rhCIII” means the recombinant type 3 human collagen.

1.91“Royalty Term” means the [*] Product Royalty Term or the [*] Product Royalty Term, as applicable.

1.92“Selling Party” has the meaning set forth in Section 1.70.

1.93“Sublicensee(s)” means any Person other than an Affiliate of ELUMINEX to whom ELUMINEX has granted a sublicense under the rights granted to ELUMINEX under Section 2.2.

1.94“Tax” or “Taxes” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official in the Territory.

1.95“Term” has the meaning set forth in Section 11.1.

1.96“Territory” means the entire world.

1.97“Third Party” means a Person other than (a) FIBROGEN and (b) ELUMINEX and its Affiliates.

1.98“U.S.” or “United States” means the United States of America and its possessions and territories, including Puerto Rico.

1.99“U.S. CPI” means, the consumer price index as published by the Bureau of Labor Statistics, U.S. Department of Labor, or any replacement index if applicable.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

1.100“Valid Claim” means a claim of any issued and unexpired patent or patent application pending in good faith within the FIBROGEN Patents which has not been (a) revoked or held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction (and which decision can no longer be appealed or was not appealed within the time allowed), (b) held to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (c) dedicated to the public, disclaimed (whether explicitly or otherwise), abandoned, or admitted in writing to be invalid or unenforceable or of a scope not Covering a particular Product; provided, however, that if a claim of a pending patent application within the FIBROGEN Patents shall not have issued within [*], such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until such claim is included in an issued or granted patent (from and after which time the same would be deemed a Valid Claim).

1.101“VAT” means the value added tax or any form of consumption tax levied by a relevant tax authority, as well as all other forms of consumption taxes levied by the relevant tax authority on the purchase of a good or a service, including but not limited to sales tax and good and service tax.

Article 2
LICENSE GRANTS; RESTRICTIONS

Section 2.1Exclusive License Grant to ELUMINEX. Subject to the terms and conditions of this Agreement, FIBROGEN hereby grants to ELUMINEX an exclusive (even as to FIBROGEN but subject to Section 2.3), transferrable (subject to Section 12.9), royalty-bearing, sublicensable (through multiple tiers of sublicensees in accordance with Section 2.2), license under the Licensed Technology to Exploit the Products in the Field in the Territory during the Term (the “License”).

Section 2.2Sublicenses. ELUMINEX shall have the right to sublicense the License (a) to [*], or (b) to [*], in each case of (a) and (b), without FIBROGEN’s prior written consent, provided that ELUMINEX shall provide written notice of the granting of a sublicense to FIBROGEN within [*] after entering into any such sublicense and each sublicense shall be consistent with the terms and conditions of the License.

ELUMINEX shall be and remain responsible for ensuring each of its Affiliates, Sublicensees or subcontractors utilized by ELUMINEX to perform certain of ELUMINEX’s obligations under this Agreement, the [*] Agreement, and the [*] to comply with the provisions of this Agreement, the [*] Agreement and the [*] applicable to such Person’s performance and shall be and remain liable for any breaches hereof or thereof by any such Affiliate, Sublicensee or subcontractor as though the same were a breach by ELUMINEX [*].

Section 2.3Retained Rights. Notwithstanding anything herein to the contrary, but subject to the last paragraph of this Section 2.3, any rights not expressly granted to ELUMINEX by FIBROGEN under this Agreement are hereby retained by FIBROGEN, including the right:

(a) to exercise its rights, and perform its obligations, under this Agreement, whether directly or through one or more Affiliates, licensees or subcontractors; and

(b) to make and have made (itself or through its Affiliates and licensees) the  Product in accordance with Article 7 and the [*] Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

FIBROGEN shall be and remain responsible for ensuring each of its licensees (other than ELUMINEX) or subcontractors utilized by FIBROGEN to perform certain of FIBROGEN’s obligations under this Agreement, the [*] Agreement and the [*] to comply with the provisions of this Agreement, the [*] Agreement and the [*] applicable to such Person’s performance and shall be and remain liable for any breaches hereof or thereof by any such licensee or subcontractor as though the same were a breach by FIBROGEN, and ELUMINEX shall have the right to proceed directly against FIBROGEN without any obligation to first proceed against FIBROGEN’s licensee or subcontractor.

Section 2.4Limited Grant. ELUMINEX acknowledges that the rights and licenses granted under this Article 2 and elsewhere in this Agreement are limited to the scope expressly granted.

Section 2.5Non-Compete. [*], neither Party would, directly or indirectly (by itself or with or through an Affiliate or a Third Party) Exploit any Competitive Product in the Territory, other than, in the case of ELUMINEX, the Products, or, in the case of FIBROGEN, the Products for the sole purpose of assisting ELUMINEX’s Exploitation of the Products as contemplated under this Agreement or the [*] Agreement.

Article 3
FEES, ROYALTIES AND PAYMENTS

Section 3.1Upfront Payment. In partial consideration of the rights granted herein to ELUMINEX, ELUMINEX shall pay to FIBROGEN a one-time, non-refundable, non-creditable payment of eight million U.S. dollars ($8,000,000) [*].

Section 3.2Development Milestones. In partial consideration of the rights granted herein to ELUMINEX, ELUMINEX shall pay to FIBROGEN certain development milestone payments (“Development Milestone Payments”) related to the Cornea Product in accordance with this Section 3.2. Following the first occurrence by or on behalf of ELUMINEX, its Affiliates or Sublicensee(s) of each milestone event with respect to the Cornea Product set forth in the table below (the “Development Milestone Events”), ELUMINEX shall provide notice to FIBROGEN [*], and FIBROGEN shall invoice ELUMINEX for the applicable Development Milestone Payment in accordance with the notice. Within [*] following ELUMINEX’s receipt of such invoice, ELUMINEX shall pay such Development Milestone Payment to FIBROGEN. For clarity, (a) each Development Milestone Payment is payable only once, (b) no Development Milestone Payment shall be payable for subsequent or repeated achievements of a Development Milestone Event with respect to one or more of the same or different Cornea Products. Each of the Development Milestone Payments shall be non-refundable and non-creditable. The Development Milestone Events and Development Milestone Payments shall be as follows (all amounts in U.S. Dollars):

	Milestone	Payment
1	[*]	[*]
2	[*]	[*]
3	[*]	[*]
4	[*]	[*]

Section 3.3Commercial Milestones. ELUMINEX shall pay to FIBROGEN                                                  certain commercial milestone payments (each, a “Commercial Milestone Payment”) in relation to the Cornea Products and Other Products respectively, following the first occurrence of certain commercial milestone events, as set forth in this Section 3.3 (the “Commercial Milestone Events”). ELUMINEX shall provide notice to FIBROGEN within [*] during which a Commercial Milestone Event is achieved.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

FIBROGEN shall invoice ELUMINEX for the applicable Commercial Milestone Payment in accordance with the notice. Within [*] following ELUMINEX’s receipt of such invoice, ELUMINEX shall pay such Commercial Milestone Payment to FIBROGEN. For clarity, each Commercial Milestone Payment shall be payable by ELUMINEX only once, regardless of the number of times each such Commercial Milestone Event is achieved, and Net Sales of any Product outside its Royalty Term shall not count towards the [*] for determining Commercial Milestone Events.  The Commercial Milestone Events and Commercial Milestone Payments shall be as follows (all amounts in U.S. Dollars):

3.3.1Cornea Product.

Cornea Product Commercial Milestone Event [*]	Commercial Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

3.3.2Other Product.

Other Product Commercial Milestone Event [*]	Commercial Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

For clarity, recitations of [*] in the table immediately above refers to [*].

Section 3.4Royalties.

3.4.1[*] Product Royalty Payments to FIBROGEN. Subject to the remainder of this Section 3.4.1 and Section 3.5 ELUMINEX shall pay to FIBROGEN a royalty on annual aggregate Net Sales of all [*] Products sold by any Selling Party during each year (or partial year) of the applicable [*] Product Royalty Term, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of incremental, aggregated Net Sales of all [*] Products sold in the Territory in the applicable Calendar Year.

Aggregate Annual Net Sales of [*] Products	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

ELUMINEX’s obligation to pay royalties with respect to a [*] Product sold in a particular country (or region) shall commence upon the First Commercial Sale of such [*] Product in such country (or region) and shall expire on a country-by-country (or region-by-region) basis on the latest of: [*] (the “[*] Product Royalty Term”).  For clarity, Net Sales of any [*] Product outside its [*] Product Royalty Term shall not count towards the aggregate annual Net Sales of [*] Products for purposes of this Section 3.4.1.

3.4.2[*] Product Royalty Payments to FIBROGEN. Subject to the remainder of this Section 3.4.2 and Section 3.5, ELUMINEX shall pay to FIBROGEN a royalty on annual aggregate Net Sales of all [*] Products sold by any Selling Party during each year (or partial year) of the applicable [*] Product Royalty Term, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of incremental, aggregated Net Sales of all [*] Products sold in the Territory in the applicable Calendar Year.

Aggregate Annual Net Sales of [*] Products	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

ELUMINEX’s obligation to pay royalties with respect to an [*] Product sold in a particular country (or region) shall commence upon the First Commercial Sale of such [*] Product in such country (or region) and shall expire on a country-by-country (or region-by-region) basis on the latest of: [*] (the “[*] Product Royalty Term”).  For clarity, Net Sales of any [*] Product outside its [*] Product Royalty Term shall not count towards the aggregate annual Net Sales of [*] Products for purposes of this Section 3.4.2.

3.4.3Reports and Payments. During the applicable Royalty Term, ELUMINEX shall prepare and deliver to FIBROGEN, based on its best knowledge and in good faith, estimated royalty reports for the sale of Product(s) by the Selling Parties for each Calendar Quarter within [*] after the end of each such Calendar Quarter specifying, in each of the following instances (a) through (d) or (f), as applicable to or having occurred in such Calendar Quarter: (a) total gross sales for the Product(s) sold or otherwise disposed of by a Selling Party; (b) amounts deducted in accordance with Section 1.70 from gross sales to calculate Net Sales; (c) Net Sales; (d) the amount of royalties payable for such Calendar Quarter, (e) [*] up until the end of such Calendar Quarter and (f) [*]. Promptly following receipt of each such estimated royalty report, FIBROGEN shall issue an invoice to ELUMINEX for the amount of royalties due for such Calendar Quarter in accordance with such estimated royalty report, and ELUMINEX shall make each royalty payment to FIBROGEN within [*]. Notwithstanding the foregoing, in the event there are any updates to such estimated royalty reports after the delivery of such reports to FIBROGEN after the end of any Calendar Quarter, ELUMINEX shall deliver the updated amounts of instances (a) through (d) or (f) as described in this Section 3.4.3 to FIBROGEN, at the same time with the royalty report due for the immediately following Calendar Quarter and (x) if there was an underpayment of the amount of royalties due for such Calendar Quarter based on the updated amounts for such Calendar Quarter, then FIBROGEN shall issue an invoice for (or add to its invoice for the immediately following Calendar Quarter) such shortfall amount and ELUMINEX shall pay the amount of such invoice within [*] and (y) if ELUMINEX overestimated the amount of royalties due for such Calendar Quarter in the estimated royalty reports and as a result overpaid the amount of royalties due for such Calendar Quarter, the amount of such excess shall be applied as a credit towards the royalty payments for the immediately following Calendar Quarter.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 3.5Royalty Reductions.

3.5.1No FIBROGEN Patent. On a country-by-country (or region-by-region) and Product-by-Product basis, at any time during the applicable Royalty Term, in the event the manufacture, use or sale of a Product in any country (or region) in the Territory is not Covered by a Valid Claim of any FIBROGEN Patent in such country (or region), the royalty rates applicable to such Product in such country (or region) shall immediately be reduced by [*].

3.5.2Competition. On a country-by-country (or region-by-region) and Product-by-Product basis, at any time during the applicable Royalty Term, (a) in the event one or more Competitive Products enter the market in such country (or region), the royalty rates applicable to such particular [*] Product in such country (or region) [*], and (b) in the event one or more products competitive with an [*] Product enter the market in such country (or region), the royalty rates applicable to such particular [*] Product in such country (or region) [*].

3.5.3Third-Party Intellectual Property. In the event that Patent Rights or Know-How of a Third Party are, based on the reasonable opinion of ELUMINEX’s IP counsel, necessary for the Exploitation of a [*] Product in the Territory, ELUMINEX may deduct from the royalty payment that would otherwise have been due with respect to Net Sales of such [*] Product in the Territory in a particular Calendar Quarter an amount equal to [*] of the royalties paid by ELUMINEX to such Third Party. In the event that FIBROGEN disagrees in good faith with the opinion of ELUMINEX’s IP counsel, then the Parties shall mutually agree on an independent IP counsel to provide a legal opinion to both Parties, [*], as to the necessity of such Third Party Patent Rights or Know-How. Such independent counsel shall have extensive experience with respect to patent and intellectual property matters with respect to medical device, and must not be a current or former employee, contractor, agent or consultant of, or counsel to either Party or its Affiliates. If such independent IP counsel provides a legal opinion to the Parties that the Third Party Patent Rights or Know-How is necessary for the Exploitation of the [*] Product, then ELUMINEX shall be entitled to make the deduction as provided in this Section 3.5.3.

3.5.4Maximum Reduction. Notwithstanding Sections 3.5.1, 3.5.2  and 3.5.3, in no event shall any royalty deduction or royalty rate reduction, individually or in combination, decrease the aggregate royalties paid to FIBROGEN with respect to the Net Sales of any Product in any country or region in any Calendar Quarter [*] that would have been payable in such Calendar Quarter under Section 3.4.

Section 3.6Payments.

3.6.1Method of Payment. Unless otherwise agreed by the Parties, for all payments due from ELUMINEX to FIBROGEN and all payment terms in this Article 3 under this Agreement, ELUMINEX shall mean ELUMINEX BIOSCIENCES (SUZHOU) LIMITED. All payments due from ELUMINEX to FIBROGEN under this Agreement shall be paid in [*] by wire transfer or electronic funds transfer of immediately available funds to the following account (or such other account as FIBROGEN may direct from time to time by written notice to ELUMINEX):

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

3.6.2Currency Conversion. In the case of sales outside the United States, payments received by ELUMINEX shall be expressed in the [*] calculated on a quarterly basis in the currency of the country of sale and converted to [*] using the rate of exchange for such currency reported in [*], as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available). ELUMINEX shall cause any Sublicensees to comply with the terms of this Section 3.6.2.

3.6.3Late Payments. In the event that any payment due hereunder that is not being disputed in good faith is not paid when due, such payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of the sum of [*] that in no event shall said annual interest rate exceed the maximum rate permitted by applicable Law.

Section 3.7Records and Audits. ELUMINEX shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales generated in the then current Calendar Year and payments required under this Agreement, and during the preceding [*]. FIBROGEN shall have the right, [*] to have a internationally recognized, independent, certified public accounting firm, selected by it and subject to ELUMINEX’s prior written consent [*], review any such records of ELUMINEX, its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be [*] prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under this Article 3 within the [*] preceding the date of the request for review. No Calendar Year shall be subject to audit under this Section 3.7 [*]. ELUMINEX shall receive a copy of the portions of each such report necessary to verify the accuracy of any purported discrepancy. Should such inspection lead to the discovery of a discrepancy to FIBROGEN’s detriment, ELUMINEX shall, within [*] after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 3.6.3. [*]. Should the audit lead to the discovery of a discrepancy to the Audited Party’s detriment, [*], and if there are no such payments payable, [*].

Section 3.8Taxes.

3.8.1Cooperation. The Parties agree to, to the extent permitted by applicable Law, cooperate with one another and [*] avoid or reduce Tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by ELUMINEX to FIBROGEN under this Agreement. FIBROGEN shall provide ELUMINEX with any tax forms that may be reasonably necessary in order for ELUMINEX to not withhold Taxes or to withhold Taxes at a reduced rate under an applicable bilateral income tax treaty, and FIBROGEN shall use reasonable efforts to provide any such tax forms to ELUMINEX in advance of the due date. FIBROGEN shall [*] recover, as permitted by applicable Law, withholding taxes resulting from payments made to it under this Agreement.  Each Party shall provide the other Party with reasonable assistance to enable the recovery, as permitted by applicable Law, of withholding taxes resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax.

3.8.2VAT. All payments due to FIBROGEN from ELUMINEX pursuant to this Agreement shall be paid without any deduction for VAT that ELUMINEX may be required by applicable Law in the Territory to withhold or pay to any tax authorities in the Territory. If any VAT is required by applicable Law to be paid to any Governmental Authority from any payment from ELUMINEX to FIBROGEN under this Agreement, ELUMINEX shall [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

3.8.3Withholding Tax. If any deductions or tax withholdings for income tax are required by applicable Law to be paid to any Governmental Authority in the Territory from any payment from ELUMINEX to FIBROGEN under this Agreement, ELUMINEX shall [*].

Article 4
PATENT PROSECUTION, MAINTENANCE AND INFRINGEMENT

Section 4.1Ownership of Inventions.

4.1.1ELUMINEX IP. As between the Parties, all rights, title and interest in and to any intellectual property (including its improvements), including but not limited to inventions, know-how, data, results, procedures, process, formula, etc., and any other tangible objects to be created or developed in connection with the Product solely by, for or on behalf of ELUMINEX (whether alone or through or together with its Affiliates or a Third Party) (“ELUMINEX IP”) shall be solely owned by ELUMINEX. For the avoidance of doubt, ELUMINEX IP may include any improvements, enhancements or other modifications of FIBROGEN Know-How created or developed in connection with the Product solely by, for or on behalf of ELUMINEX (whether alone or through or together with its Affiliates or a Third Party).

4.1.2Know-How Product IP. Subject to the License, all rights, title and interest in and to any Know-How Product IP (including any Know-How Product IP that is applied for or registered) shall be solely owned by FIBROGEN.  Any Know-How Product Patents should be included as FIBROGEN Patents.

4.1.3Joint IP. Subject to the License, all rights, title and interest in and to any Patent Rights claiming inventions that constitute any combination of (a) ELUMINEX IP and (b) FIBROGEN Know-How (such inventions, “Joint IP” and such Patent Rights, “Joint Patents”), shall be jointly owned by ELUMINEX and FIBROGEN.  Joint Patents should be included as FIBROGEN Patents. Each Party agrees to assign and hereby assigns to the other Party a joint and undivided interest in and to all Joint IP and Joint Patents.

4.1.4Assistance. Each Party shall take all actions and provide the other Party with all reasonably requested assistance to effect the ownership rights set forth in this Section 4.1 and shall execute (or cause to be executed) any and all documents necessary to perfect such ownership as between the Parties.  Promptly following ELUMINEX’s or any of its Affiliates’ receipt of any invention disclosure disclosing an invention that constitutes Joint IP, ELUMINEX shall disclose, or shall cause its applicable Affiliate to disclose, the invention to FIBROGEN in writing.

Section 4.2Prosecution and Maintenance.

4.2.1FIBROGEN Patents. For purposes of this Section 4.2.1, “FIBROGEN Patents” do not include Know-How Product Patents or Joint Patents.  ELUMINEX shall have [*] to Prosecute all FIBROGEN Patents in the Territory, [*]. ELUMINEX shall [*] Prosecute all FIBROGEN Patents, provided, however, that neither Party represents nor warrants that any patent shall issue or be granted based on patent applications contained in the FIBROGEN Patents. FIBROGEN shall reasonably cooperate with ELUMINEX’s requests for data, affidavits, and other information and assistance to support the Prosecution of the FIBROGEN Patents; [*]. ELUMINEX shall keep FIBROGEN [*] informed, in person or by telephone or email, regarding the status of such prosecution and maintenance activities, and ELUMINEX shall promptly, following receipt, forward to FIBROGEN copies of any material office actions, communications, and correspondence relating to the FIBROGEN Patents. FIBROGEN shall have the right to comment on and to discuss prosecution and maintenance activities with ELUMINEX, and ELUMINEX

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

shall consider the same in good faith and shall provide FIBROGEN with copies of all proposed filings and correspondence [*] to give FIBROGEN the opportunity to review and comment.

4.2.2Joint Patents. ELUMINEX shall have the [*] to Prosecute all Joint Patents in the Territory, [*]. ELUMINEX shall [*] Prosecute all Joint Patents it elects to Prosecute, provided, however, that neither Party represents nor warrants that any patent will issue or be granted based on patent applications contained in the Joint Patents. FIBROGEN shall reasonably cooperate with ELUMINEX’s requests for data, affidavits, and other information and assistance to support the Prosecution of the Joint IP; [*]. ELUMINEX shall keep FIBROGEN [*] informed, in person or by telephone or email, regarding the status of such prosecution and maintenance activities, and ELUMINEX shall promptly, following receipt, forward to FIBROGEN copies of any material office actions, communications, and correspondence relating to the Joint Patents. FIBROGEN shall have the right to comment on and to discuss prosecution and maintenance activities with ELUMINEX, and ELUMINEX shall consider the same in good faith and shall provide FIBROGEN with copies of all proposed filings and correspondence [*] to give FIBROGEN the opportunity to review and comment.

4.2.3Know-How Product IP. ELUMINEX shall have the [*] to Prosecute all Know-How Product IP in the Territory, [*]. [*]. ELUMINEX shall [*] Prosecute all Know-How Product IP it elects to Prosecute, provided, however, that neither Party represents nor warrants that any patent or other intellectual property registration will issue or be granted based on patent or other registrable intellectual property applications contained in the Know-How Product IP. FIBROGEN shall discuss the filing strategy for Know-How Product IP with ELUMINEX in good faith, and shall reasonably cooperate with ELUMINEX’s requests for data, affidavits, and other information and assistance to support the Prosecution of the Know-How Product IP; [*]. ELUMINEX shall keep FIBROGEN [*] informed, in person or by telephone or email, regarding the status of such prosecution and maintenance activities, and ELUMINEX shall promptly, following receipt, forward to FIBROGEN copies of any material office actions, communications, and correspondence relating to the Know-How Product IP. FIBROGEN shall have the right to comment on and to discuss prosecution and maintenance activities with ELUMINEX, and ELUMINEX shall consider the same in good faith and shall provide FIBROGEN with copies of all proposed filings and correspondence [*] to give FIBROGEN the opportunity to review and comment.

4.2.4ELUMINEX IP. As between the Parties, ELUMINEX shall have the sole right but not the obligation to Prosecute all Patent Rights directed to ELUMINEX IP in the Territory, [*] using counsel of its own choice. ELUMINEX does not represent or warrant that any patent will issue or be granted based on patent applications directed to any ELUMINEX IP.

Section 4.3FIBROGEN Step-In Right. Notwithstanding the foregoing, if ELUMINEX declines to Prosecute any FIBROGEN Patents set forth in Exhibit B, any Know-How Product Patents, or any Joint Patents, elects to allow any such Patent Rights to lapse in any country, or elects to abandon any such Patent Rights which a Product is Covered by before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then:

4.3.1[*]

4.3.2[*]

4.3.3[*]

4.3.4[*]

4.3.5[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 4.4Enforcement.

4.4.1ELUMINEX Enforcement. Each Party shall notify the other promptly in writing when any infringement of a FIBROGEN Patent by a Third Party is uncovered or reasonably suspected. ELUMINEX shall have the [*], to enforce any FIBROGEN Patents against any infringement or alleged infringement thereof in the Territory, and shall at all times keep FIBROGEN [*] informed as to the status thereof. ELUMINEX may, [*] institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, [*]. FIBROGEN shall [*] cooperate in any such action [*]. ELUMINEX shall not [*]

4.4.2FIBROGEN Enforcement. If ELUMINEX elects not to enforce any patent within the FIBROGEN Patents in the Territory, then it shall so notify FIBROGEN in writing [*], and FIBROGEN may, in its sole judgment, [*], take steps to enforce any such Patent Right by initiating suit against the infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, [*]. ELUMINEX shall [*] cooperate in any such action [*]. FIBROGEN shall not [*].

4.4.3Cooperation with Respect to Enforcement. Irrespective of which Party controls an action pursuant to this Section 4.4 (the “Enforcing Party”), the Parties shall collaborate in the choice of counsel with respect to such enforcement action and the Enforcing Party shall consider in good faith the comments of the other Party with respect to strategic decisions and their implementation with respect to such action. In furtherance of the foregoing, the Enforcing Party shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice [*].

4.4.4Defense of Third Party Claims. If either (a) any Product Exploited by or on behalf of ELUMINEX becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right relating to the Exploitation of such Product in the Field in the Territory, or (b) a declaratory judgment action is brought naming either Party as a defendant or alleging invalidity or unenforceability of any of the FIBROGEN Patents, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Subject to Article 9, unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). [*]. Neither Party shall [*]. Subject to Article 9, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and the Defending Party shall [*].

Section 4.5Recovery. Except as otherwise provided herein, [*], and any damages, settlements or other monetary awards recovered shall be shared as follows: [*]

(i)	[*]
(ii)	[*]

Section 4.6Patent Marking. ELUMINEX shall mark, and shall cause all other Selling Parties to mark, the Product(s) in accordance with applicable patent marking Laws, [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Article 5
Technology Transfer and Collaboration

Section 5.1Initial Technology Transfer. Within [*], FIBROGEN shall transfer to ELUMINEX the FIBROGEN Know-How (including all items listed in Exhibit A, which shall include the FIBROGEN Know-How related to the manufacture of [*]) (the “Initial Technology Transfer”). The FIBROGEN Know-How shall be transferred in a customary electronic format to the extent available, or otherwise in the original paper format, and FIBROGEN shall provide ELUMINEX with a reasonable level of technical assistance and consultation in connection with the Initial Technology Transfer, including access to appropriate personnel from FIBROGEN by teleconference.

Section 5.2Existing Materials Transfer. Effective on the Effective Date, FIBROGEN shall transfer to ELUMINEX [*] for use consistent with this Agreement, the [*] Agreement or the [*].  Any existing materials provided, are provided on an “as is” basis. Within [*] of the Effective Date, for the [*], FIBROGEN shall [*] assign the agreements with [*] to ELUMINEX, provided that [*].

Section 5.3Existing Equipment Transfer.FIBROGEN agrees to assign and hereby assigns to ELUMINEX all rights, title and interest in and to the equipment designated to manufacture and quality control the Products as set forth in Exhibit C (the “Equipment”).  During the Term, FIBROGEN shall maintain and hold the Equipment in trust for, on behalf of, and for the benefit of ELUMINEX, and retain possession of the Equipment for use consistent with this Agreement, the [*] Agreement or the [*], until the Equipment is transferred to ELUMINEX or its designee pursuant to the remainder of this Section 5.3.  At any time during the Term, promptly upon written notice by ELUMINEX, FIBROGEN shall deliver, or have delivered, the Equipment to ELUMINEX or its designee [*].  Upon acceptance of the Equipment, [*].  Subject to the foregoing provisions of this Section 5.3, the Equipment will be delivered on an “as is” basis.

Section 5.4Manufacturing Technology Transfer. At any time during the Term, FIBROGEN shall, at the written request of ELUMINEX, transfer technology related to the manufacture of [*] and the [*] Product to ELUMINEX or its designated manufacturer (the “Manufacture Technology Transfer”). The Manufacture Technology Transfer shall be conducted in accordance with the [*] based on the manufacture technology transfer plan as set forth in Exhibit D. With respect to the [*] Product, the Manufacture Technology Transfer shall be deemed to be completed by the earlier to occur of (a) ELUMINEX or its designated manufacturer [*], (b) ELUMINEX or its designated manufacturer [*], or (c) [*] (the “[*] Product Manufacture Technology Transfer Completion Date”). With respect to [*], the Manufacture Technology Transfer shall be deemed to be completed on the earliest of (a) the date on which ELUMINEX or its designated manufacturer [*], (b) the date on which ELUMINEX or its designated manufacturer [*], or (c) [*].  FIBROGEN shall [*] assist ELUMINEX to complete the Manufacture Technology Transfer within [*] after receiving the written request from ELUMINEX.

Section 5.5Transition Assistance.  During the Term and with respect to the Initial Technology Transfer and the Manufacturing Technology Transfer, FIBROGEN shall (a) at the reasonable request of ELUMINEX, provide up to [*] assistance, including general engineering and technical advice relating to the methods and processes of Exploiting Products and any and all other collaborative and assistance activities, and (b) at the reasonable request of ELUMINEX, provide further assistance in [*] at FIBROGEN’s applicable FTE Rate.

Article 6
DEVELOPMENT AND COMMERCIALIZATION

Section 6.1Responsibility for Development and Commercialization.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

6.1.1Responsibility. Following the Effective Date and at all times during the Term (except as expressly stated otherwise herein), ELUMINEX shall be responsible, [*], for the research, development, seeking, obtaining and maintaining Regulatory Approvals, commercialization and other Exploitation of all Products in the Field in the Territory, including regulatory, manufacturing, distribution, marketing and sales activities.

6.1.2Level of Efforts. ELUMINEX shall [*] develop and commercialize the Products, including, but not limited to, clinical development, regulatory affairs, manufacturing and commercialization of the Products in the Field in the Territory, [*], to [*].

6.1.3Regulatory Assistance. During the Term, ELUMINEX shall be the owner and the holder on record of all Regulatory Filings in the Territory in ELUMINEX’s or its Affiliate’s name. FIBROGEN agrees to assign and hereby assigns to ELUMINEX all Regulatory Filings with respect to the Products which are owned or controlled by FIBROGEN as of the Effective Date in the Territory, and shall transfer all such Regulatory Filings to ELUMINEX within [*] after the Effective Date. Except as set forth in the preceding sentence or as provided by FIBROGEN pursuant to Section 5.5, ELUMINEX shall be solely responsible for preparing, obtaining and maintaining all Regulatory Filings for the Products in the Territory, and for conducting all communications with Regulatory Authorities in the Territory, [*]. ELUMINEX shall provide summaries of all material Regulatory Filings as part of the progress reports provided to FIBROGEN in accordance with Section 6.2.

Section 6.2Reports. On a [*] basis from the Effective Date, ELUMINEX shall provide to FIBROGEN, [*], a report that includes a high-level summary of the status of ELUMINEX’s and its Affiliates’ and Sublicensees’ development activities related to the Product(s) since the immediately preceding report, including [*] (the “Development Reports”). From and after the First Commercial Sale of a Product, ELUMINEX shall also provide annual reports (the “Annual Reports”) to FIBROGEN within [*] following the end of each Calendar Year summarizing ELUMINEX’s commercialization efforts during the prior Calendar Year with respect to such Product. Within [*] after FIBROGEN receives such Development Report or Annual Report from ELUMINEX, the Parties shall convene for meetings by teleconference, videoconference or some other electronic means (unless the Parties agree to meet in-person) to discuss such reports and the associated activities at such times and places as the Parties mutually agree. Each Party [*] associated with attending such meetings. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend such meetings. Each individual invited by a Party and attending any such meeting hereunder shall be bound by written non-use, non-disclosure terms and conditions at least as restrictive as those set forth in this Agreement with respect to the Confidential Information of the other Party.

Section 6.3Joint Collaboration Committee. The Parties may, by mutual agreement at any time, establish a joint collaboration committee (the “JCC”) to provide a forum for the Parties to exchange information with respect to the exercise of their rights and performance of their obligations in accordance with this Agreement. The responsibilities of the JCC shall be decided by the Parties if and when such JCC is formed, and may include:

(a)providing a forum for sharing information with respect to development and commercialization efforts,

(b)sharing pertinent information with respect to the Products, such as safety data, Regulatory Filings and Clinical Trial results,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(c)coordinating development and commercialization efforts where and as appropriate and providing subject matter expertise, and

(d)providing an initial forum for the discussion of any dispute between the Parties.

The JCC, if established, shall be comprised of [*] from each Party and shall meet when, where and as determined by the Parties. The JCC shall not have any decision-making authority but shall serve solely to facilitate the exchange of information by the Parties. The JCC may be disbanded at any time after its formation upon the request of either Party. The JCC shall have no authority or ability to amend, modify, or waive compliance by either Party with this Agreement.

Article 7
MANUFACTURE AND SUPPLY

Section 7.1Supply by FIBROGEN. [*], FIBROGEN shall be responsible for supplying ELUMINEX’s requirement for the [*] Product [*] in the [*] Agreement) in accordance with the [*] Agreement. Notwithstanding the foregoing, FIBROGEN’s obligations to supply [*] Product to ELUMINEX shall terminate in all circumstances [*].

Article 8
REPRESENTATIONS

Section 8.1Mutual Warranties. Each of FIBROGEN and ELUMINEX represent and warrant as of the Effective Date that:

(a)it is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof, including the right to grant the licenses granted by it hereunder;

(b)it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c)this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law;

(d)it has not been debarred, excluded or the subject of debarment or exclusion proceedings by any Governmental Authority and

(e)it has established and maintains reasonable internal policies and controls, including codes of conduct and ethics and reasonable reporting requirements, intended to ensure compliance with Anti-Corruption Laws and other applicable Laws, to the extent applicable to it under the laws of the jurisdiction of its incorporation, including healthcare compliance, privacy laws and data protection laws.

Section 8.2Mutual Covenants. Each Party shall comply in all material respects with all applicable Laws (including applicable Law relating to data protection and privacy) and Proper Conduct Practices in connection with the performance of its rights, duties and obligations under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 8.3Additional FIBROGEN Representations and Warranties. FIBROGEN represents and warrants that, as of the Effective Date:

(a)FIBROGEN Controls the Licensed Technology, has sufficient rights, title, and interests thereunder to grant the License.  Without limiting the generality of the foregoing, FIBROGEN exclusively owns all Licensed Technology.  FIBROGEN has not granted to a Third Party, and FIBROGEN is not under any obligation to grant a Third Party, any rights under the Licensed Technology in the Territory or otherwise assign or license to any Third Party any rights to Patents Rights or Know-How that would otherwise constitute the Licensed Technology;

(b)The FIBROGEN Patents listed on Exhibit B constitute all of the Patent Rights Controlled by FIBROGEN as of the Effective Date that are necessary or reasonably useful for the Exploitation of the Product(s) in the Field in the Territory, and to FIBROGEN’s knowledge, the Know-How set forth in Exhibit A constitutes all of the Know-How Controlled by FIBROGEN as of the Effective Date necessary or reasonably useful for the Exploitation of the Product(s) in the Field in the Territory;

(c)The inventors named in each FIBROGEN Patent have each assigned to FIBROGEN their respective entire right, title and interest in and to such FIBROGEN Patent.  The Patent Rights listed on Exhibit B are not subject to any liens or encumbrances. None of the FIBROGEN Patents are in-licensed by FIBROGEN. No patent application or registration within the FIBROGEN Patents is the subject of any pending interference, opposition, cancellation or patent protest pursuant to 37 C.F.R. §1.291 (or any non-U.S. equivalent) unless otherwise noted on Exhibit B.  To FIBROGEN’s knowledge, the FIBROGEN Patents are, or, upon issuance, will be, valid and enforceable;

(d)To FIBROGEN’s knowledge, except in relation to the patent listed on Exhibit E, the Exploitation of the Licensed Technology as contemplated under this Agreement, (i) does not and will not infringe any issued patent of any Third Party or misappropriate any Know-How or other intellectual property of any Third Party and (ii) will not infringe the claims of any Third Party patent application when and if such claims were to issue in their current form.  FIBROGEN has no knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that the FIBROGEN Patents are invalid or unenforceable or that the Exploitation of the Products in the Field infringes or misappropriates or would infringe or misappropriate any right of any Third Party;

(e)FIBROGEN has complied with all Laws applicable to the prosecution and maintenance of the FIBROGEN Patents and FIBROGEN and its subcontractors have complied with all Laws applicable to the research, development and manufacture of the Products;

(f)All information with respect to this Agreement provided by or on behalf of FIBROGEN to ELUMINEX, its Affiliates, or its or their respective agents or representatives prior to the Effective Date was and is true, accurate and complete in all material respects;

(g)No funding, facilities, or personnel of any Governmental Authority or any public or private educational or research institutions were used to develop or create any Licensed Technology and neither FIBROGEN nor any of its Affiliates has entered into a government funding relationship that would  result in rights to any Products residing in the U.S. Government, the National Institutes of Health, or other government agency, and the licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in 35 U.S.C. §§ 200 et seq., or any similar obligations under the Laws of any other country in the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 8.4Disclaimer.EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 8, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND UNDER THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS, OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT ANY PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART. EXCEPT AS EXPRESSLY PROVIDED HEREIN, FIBROGEN DISCLAIMS ANY WARRANTY WITH RESPECT TO THE LICENSED TECHNOLOGY, THE INVENTION(S) CLAIMED IN THE FIBROGEN PATENTS OR WITH RESPECT TO THE FIBROGEN PATENTS THEMSELVES, INCLUDING BUT NOT LIMITED TO, ANY REPRESENTATIONS OR WARRANTIES ABOUT (I) THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE FIBROGEN PATENTS; (II) THE ACCURACY, SAFETY OR USEFULNESS FOR ANY PURPOSE OF ANY INFORMATION PROVIDED BY FIBROGEN TO ELUMINEX WITH RESPECT TO THE INVENTION(S) CLAIMED IN THE FIBROGEN PATENTS OR WITH RESPECT TO THE FIBROGEN PATENTS THEMSELVES AND ANY PRODUCTS DEVELOPED FROM OR COVERED BY THEM; (III) WHETHER THE PRACTICE OF ANY CLAIM CONTAINED IN ANY OF THE FIBROGEN PATENTS WILL OR MIGHT INFRINGE A PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OWNED OR LICENSED BY A THIRD PARTY; (IV) THE PATENTABILITY OF ANY INVENTION CLAIMED IN THE FIBROGEN PATENTS; OR (V) THE SAFETY OR USEFULNESS FOR ANY PURPOSE OF THE LICENSED TECHNOLOGY OR ANY PRODUCT OR PROCESS MADE OR CARRIED OUT IN ACCORDANCE WITH OR THROUGH THE USE OF THE FIBROGEN PATENTS.

Article 9
INDEMNIFICATION

Section 9.1Indemnity.

9.1.1By ELUMINEX. ELUMINEX agrees to defend FIBROGEN and its directors, officers, employees and agents (the “FIBROGEN Indemnified Parties”) [*], and shall indemnify and hold FIBROGEN and the other FIBROGEN Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”)  to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to [*], except to the extent such Losses arise out of any claim for which FIBROGEN has an obligation to indemnify ELUMINEX under Section 9.1.2.

9.1.2By FIBROGEN. FIBROGEN agrees to defend ELUMINEX and its Affiliates and its and their respective directors, officers, employees and agents (the “ELUMINEX Indemnified Parties”) [*], and shall indemnify and hold ELUMINEX and the other ELUMINEX Indemnified Parties harmless from and against any Losses, to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to [*], except to the extent such Losses arise out of any claim for which ELUMINEX has an obligation to indemnify FIBROGEN under Section 9.1.1.

9.1.3Indemnification Procedures. In the event of any claim against the FIBROGEN Indemnified Parties or the ELUMINEX Indemnified Parties (as applicable) by a Third Party, the indemnity obligations set forth in Sections 9.1.1 and 9.1.2 shall be conditioned upon (x) the indemnified Party

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

promptly notifying the indemnifying Party in writing of the claim [*] and (y) the indemnified Party granting the indemnifying Party sole management and control, [*], over the defense of the claim and its settlement [*], and (z) the FIBROGEN Indemnified Parties or ELUMINEX Indemnified Parties, as applicable, cooperating with indemnifying Party [*]. If, based on the reasonable advice of counsel to the FIBROGEN Indemnified Parties or ELUMINEX Indemnified Parties (as applicable), the FIBROGEN Indemnified Parties or ELUMINEX Indemnified Parties have separate defenses from indemnifying Party or there is a conflict of interest between the FIBROGEN Indemnified Parties or ELUMINEX Indemnified Parties (as applicable) and indemnifying Party, then the FIBROGEN Indemnified Parties or ELUMINEX Indemnified Parties, as applicable, shall be permitted, [*] to retain counsel of its choosing to represent them in such action or proceeding.

Section 9.2LIMITATION OF DAMAGES.IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 9.2 SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 10, (B) THE INTENTIONAL MISCONDUCT, FRAUD OR GROSS NEGLIGENCE OF A PARTY, OR (C) THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES UNDER THIS ARTICLE 9.

Section 9.3Insurance. At least [*] prior to the Initiation of any Clinical Trial by or on behalf of ELUMINEX or its Affiliates, ELUMINEX shall [*] procure and maintain, during the Term and [*] thereafter, [*] insurance coverage [*]. Additionally, at least [*] prior to the First Commercial Sale of a Product, ELUMINEX shall [*] procure and maintain [*] product liability insurance coverage [*]. Such insurance shall not be construed to create a limit of ELUMINEX’s liability with respect to its indemnification obligations under this Article 9. ELUMINEX shall provide FIBROGEN with a certificate of insurance or other evidence of such insurance, upon request. ELUMINEX shall provide FIBROGEN with written notice at least [*] prior to the cancellation, non-renewal or a material change in such insurance which materially adversely affects the rights of FIBROGEN hereunder.

Article 10
CONFIDENTIALITY

Section 10.1Confidential Information.

10.1.1Confidential Information. Each Party (the “Disclosing Party”) may disclose to the other Party (the “Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” shall mean [*].

10.1.2Restrictions. During the Term and for [*] thereafter, the Receiving Party shall keep all of the Disclosing Party’s Confidential Information in confidence with the same degree of care with which the Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). The Receiving Party shall not use the Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. Notwithstanding the foregoing, the Receiving Party has the right to disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, solely to the extent reasonably necessary, to the Receiving Party’s Affiliates and its and their respective employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are bound by written

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

obligations of non-disclosure and non-use at least as stringent as those set forth in this Article 10. The Receiving Party shall use diligent efforts to cause those entities and persons to comply with such restrictions on use and disclosure. The Receiving Party assumes responsibility for those entities and persons maintaining the Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

10.1.3Exceptions. The Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information shall not apply to the extent that the Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (a) was known to the Receiving Party or any of its Affiliates prior to the time of disclosure; (b) is or becomes public knowledge through no fault or omission of the Receiving Party or any of its Affiliates or Persons to whom the Receiving Party has provided the information in accordance with Section 10.1.2; (c) is obtained by the Receiving Party or any of its Affiliates from a Third Party under no obligation of confidentiality to the Disclosing Party; or (d) has been independently developed by employees, subcontractors, consultants or agents of the Receiving Party or any of its Affiliates without the use of the Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

10.1.4Permitted Disclosures. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)in order to comply with applicable Laws (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

(b)in connection with prosecuting or defending litigation, Regulatory Approvals and other Regulatory Filings and communications, and filing, prosecuting and enforcing Patent Rights in connection with the Receiving Party’s rights and obligations pursuant to this Agreement; and

(c)in connection with exercising its rights hereunder, to its Affiliates; potential and future collaborators (including Sublicensees where ELUMINEX is the Receiving Party); potential and permitted acquirers or assignees; potential investment bankers, investors and lenders; and the professional advisors of the foregoing;

provided, however, [*].

Section 10.2Terms of this Agreement; Publicity.

10.2.1Restrictions. The Parties agree that the terms of this Agreement shall be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 10.1.4. Notwithstanding the foregoing, the Parties shall issue a joint press release in form and substance materially similar to Exhibit F promptly after the execution and delivery of this Agreement by both Parties at a time mutually agreed (the “Joint Press Release”). Except as required by Law or as mutually agreed upon by the Parties, each Party agrees not to issue any Release (other than the Joint Press Release) disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party [*]. Either Party may subsequently publicly disclose any information previously contained in any Release, provided that the other Party initially provided its written consent thereto as stated in Section 10.2.1.

10.2.2Review. Notwithstanding Section 10.2.1, in the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Agreement or the transactions contemplated hereby or the terms hereof other than the Joint Press Release, the Issuing Party shall provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Issuing Party shall specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Reviewing Party may provide any comments on such Release ([*]). If the Reviewing Party provides any comments, the Parties shall consult on such Release and work in good faith to prepare a mutually acceptable Release. For the avoidance of doubt (and notwithstanding anything contained in this Agreement to the contrary), ELUMINEX, in its sole discretion, may make disclosures relating to the development or commercialization of the Product(s) conducted by or on behalf of ELUMINEX, including the results of research and any Clinical Trial conducted by or on behalf of ELUMINEX or any health or safety matter related to the Product(s).

Section 10.3Publications.

10.3.1Right to Publish. Subject to the provisions of Sections 10.1, 10.2 and 10.3.2, ELUMINEX shall have the right to publish with respect to Products research results achieved by or on behalf of ELUMINEX in scientific publications, and to make scientific presentations for such research results on Products.

10.3.2Review. Except as required by Law or court order, for any proposed publication or presentation regarding a Product, ELUMINEX: (a) shall transmit a copy of the proposed publication for review and comment to FIBROGEN at least [*] prior to the submission of such publication to a Third Party if such publication includes, incorporates or is related to any Licensed Technology or Know-How Product IP; and (b) upon request of FIBROGEN, shall [*].

Section 10.4Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable Laws of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

Article 11
TERM AND TERMINATION

Section 11.1Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 11, shall continue until it expires as follows (the “Term”): (a) on a Product-by-Product and country-by-country (or region-by-region) basis on the date of the expiration of the Royalty Term for such Product in such country or region, and (b) [*]. On a Product-by-Product and country-by-country (or region-by-region) basis, upon the expiration (but not earlier termination) of this Agreement, the License shall become exclusive, transferable, sublicensable (through multiple tiers of Sublicensees), fully paid-up, royalty-free, irrevocable and perpetual.

Section 11.2Termination.

11.2.1Breach.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(a)Each Party shall have the right to terminate this Agreement in full in the event that the other Party materially breaches a material term of this Agreement, and such breach is not cured by the date that is [*] after written notice thereof is provided to the breaching Party by the non-breaching Party, such notice describing the alleged material breach in sufficient detail to put the breaching Party on notice. The foregoing [*] cure period shall be shortened to [*] for breaches that consist of a failure to pay undisputed amounts as and when due hereunder; provided that, if the applicable breach is not reasonably capable of cure within such [*] period, but is capable of cure within [*] from such notice, the breaching Party may submit, within [*] of such notice, a reasonable cure plan to remedy such breach as soon as possible and in any event prior to the end of such [*] period, and, upon such submission, the [*] cure period shall be automatically extended for so long as the breaching Party continues to use diligent efforts to cure such breach in accordance with the cure plan (but in no event, for longer than [*]. Any termination of this Agreement under this Section 11.2.1 shall become effective at the end of the applicable cure period, unless the breaching Party has cured such breach prior to the expiration of such cure period.

(b) If a Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party pursuant to Section 11.2.1(a), and the breaching Party provides notice to the other Party of such dispute within the applicable cure period, the breaching Party may require the CEO Delegates to meet and confer in good faith to resolve such breach condition. The CEO Delegates of the Parties shall, as soon as reasonably practicable, after a notice of such dispute, meet and confer in good faith regarding such dispute at such time and place as mutually agreed upon by the Parties. If the CEO Delegates are unable to resolve such dispute within [*] from the date on which such delegates initially considered such issue, then either Party may elect to initiate formal dispute resolution proceedings in accordance with Section 12.5. It is understood and acknowledged that during the pendency of such a dispute, [*].

11.2.2Termination Upon Bankruptcy. Subject to applicable Law and Section 12.2, either Party may terminate this Agreement if, at any time, the other Party shall (a) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (b) propose a written agreement of composition or extension of its debts, (c) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within [*] after the filing thereof, (d) propose or be a party to any dissolution or liquidation, (e) make an assignment for the benefit of its creditors or (f) admit in writing its inability generally to meet its obligations as they fall due in the general course.

Section 11.3Effects of Termination.Upon termination of this Agreement by either Party under Section 11.2, the following effects of termination shall occur with respect to the entire Agreement, the costs and expenses in relation to the effects listed in Section 11.3(c) and Section 11.3(e) shall be borne [*]:

(a)all rights and licenses granted by the Parties in Article 2 shall terminate, and [*];

(b)at FIBROGEN’s election, ELUMINEX shall [*] in accordance with the [*] Agreement;

(c)ELUMINEX shall, to the extent permitted by applicable Law, [*];

(d)upon the reasonable request by any Sublicensee of ELUMINEX under Section 2.2, FIBROGEN shall enter into a new license agreement pursuant to which FIBROGEN would grant a license directly to such Sublicensee, [*]; provided that, [*];

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(e)Notwithstanding the foregoing, if a Clinical Trial of a Product has been Initiated by ELUMINEX, its Affiliates, or its or their Sublicensees at the time of termination, the terms of this Agreement shall continue to apply as necessary to accomplish a safe and orderly wind-down of the Clinical Trial.

Section 11.4Material Breach by FIBROGEN.  In the event ELUMINEX provides a written notice of FIBROGEN’s alleged material breach of this Agreement pursuant to Section 11.2.1(a), FIBROGEN disputes in good faith the existence or materiality of the breach specified in such notice, and either Party elects to initiate formal dispute resolution proceedings in accordance with Section 12.5 with respect to such Dispute pursuant to Section 11.2.1(b), ELUMINEX may, notwithstanding the last sentence of Section 11.2.1(b), from and after the date on which the formal dispute resolution proceedings are initiated (the “Arbitration Date”), [*] until resolution of such Dispute through arbitration pursuant to Section 12.5.  [*] shall each be decided by the arbitral tribunal in accordance with Section 12.5.

Section 11.5Survival.

In addition to the termination consequences set forth in Section 11.3, the following provisions shall survive termination or expiration of this Agreement: [*]. Termination or expiration of this Agreement are neither Party’s exclusive remedy and shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations shall terminate upon expiration of this Agreement.

Article 12
MISCELLANEOUS

Section 12.1Entire Agreement; Amendment. This Agreement and all Exhibits attached to this Agreement constitute the entire agreement between the Parties as to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement. Neither of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Parties specifically referencing this Agreement.

Section 12.2Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

Section 12.3Independent Contractors. The relationship between ELUMINEX and FIBROGEN created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

between the Parties, including for tax purposes. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

Section 12.4Governing Law; Jurisdiction. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws principles, except as to any issue which depends upon the validity, scope or enforceability of any FIBROGEN Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued or such patent application sought for patent protection.

Section 12.5Dispute Resolution.   The Parties recognize that a dispute may arise relating to this Agreement (a “Dispute”). Any Dispute, including Disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this Section 12.5.

12.5.1Any claim, Dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement shall first be referred to the CEO Delegates for attempted resolution. In the event the CEO Delegates are unable to resolve such Dispute within [*] of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be submitted by either Party for resolution in arbitration under the Rules of Arbitration of the International Chamber of Commerce. There shall be [*]. The seat of arbitration shall be in [*], and the language of the proceedings shall be [*].

12.5.2The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction. The arbitral tribunal shall render its final award within [*] from the date on which the request for arbitration by one of the Parties wishing to have recourse to arbitration is received by the ICC Secretariat. The arbitral tribunal shall determine the dispute by applying the provisions of this Agreement and the governing law set forth in Section 12.4.

12.5.3By agreeing to arbitration, the Parties do not intend to deprive any court located in [*] of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the Dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court located in [*], the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the Dispute to respect the arbitral tribunal’s order to that effect.

12.5.4[*].

12.5.5Each Party shall [*] arising out of the arbitration, and shall pay [*]; provided, however, [*].

12.5.6Nothing in this Section 12.5 shall affect either Party’s ability to pursue equitable relief pursuant to Section 12.15.

Section 12.6Notice. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if (i) mailed by registered mail or certified mail, return receipt requested, (ii) sent by overnight courier, such as Federal Express, or (iii) sent by electronic mail, in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

each case to the other Party at its address set forth below or to such other address as one Party shall give notice of to the other Party from time to time pursuant to this Section 12.6. Mailed notices shall be deemed to be received on [*] following the date of mailing. Notices sent by overnight courier shall be deemed to be received [*] after sending. Electronic mail notices shall be deemed to be received upon [*].

If to ELUMINEX:

[*]

With a copy, which shall not constitute notice to:

[*]

If to FIBROGEN:

[*]

With a copy to:

[*]

With a copy, which shall not constitute notice to:

[*]

Section 12.7Compliance with Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to applicable Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 12.8Non-Use of Names. FIBROGEN shall not use the name, trademark, logo, or physical likeness of ELUMINEX or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without ELUMINEX’s prior written consent. FIBROGEN shall require its Affiliates to comply with the foregoing. ELUMINEX shall not use the name, trademark, logo, or physical likeness of FIBROGEN or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without FIBROGEN’s prior written consent. ELUMINEX shall require its Affiliates to comply with the foregoing.

Section 12.9Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, [*] except that either Party shall be free to assign this Agreement, in whole or in part, (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that [*], or (b) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement, without the prior consent of the non-assigning Party; provided, however, any permitted assignment of its obligations or this Agreement in its entirety by FIBROGEN shall not become effective unless and until the Licensed Technology is also assigned in its entirety to the permitted assignee, which will expressly assume performance of FIBROGEN’s obligations hereunder. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment of this Agreement in contravention of this Section 12.9 shall be null and void.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Section 12.10Performance by Affiliates. Notwithstanding Section 12.9, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates without assigning its rights or obligations or this Agreement to its Affiliates.  Each Party will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, [*]. Without limiting the generality of the foregoing, this Agreement is executed by FIBROGEN, INC. for and on behalf of itself and all of its Affiliates, each of which is also a party to this Agreement.  FIBROGEN, INC. shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by an Affiliate of any of FIBROGEN, INC.’s obligations under this Agreement shall be deemed a breach by FIBROGEN, INC., and ELUMINEX may proceed directly against FIBROGEN, INC. without any obligation to first proceed against FIBROGEN, INC.’s Affiliate.

Section 12.11Waivers. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

Section 12.12No Third Party Beneficiaries. Except as expressly provided with respect to FIBROGEN Indemnified Parties and ELUMINEX Indemnified Parties in Article 9, nothing in this Agreement shall be construed as giving any Person, other than the Parties and their respective Affiliates, successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 12.13Headings; Exhibits. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Exhibits are incorporated herein by reference.

Section 12.14Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” (or cognates thereof) as used herein shall mean including (or the cognate thereof), without limiting the generality of any description preceding such term. The term “will” as used herein means “shall.” All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in Suzhou or San Francisco. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

Section 12.15Equitable Relief. Each Party acknowledges that a breach by it of the provisions of Article 10 may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of Article 10 by the other Party; provided, however, that no specification in this Agreement of a specific

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

Section 12.16Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), epidemic or pandemic (including Covid-19), insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God, or any acts, omissions, or delays in acting by any Governmental Authority or the other Party; provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect); and provided further, however, that the affected Party shall [*] avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed.

Section 12.17Further Assurances. Each Party shall execute, acknowledge, and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, [*].

Section 12.18Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or .pdf or other electronically transmitted documents.

[Signature page follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ELUMINEX BIOSCIENCES (SUZHOU) LIMITED

By:	/s/ Jinzhong Zhang

Name:	Jinzhong Zhang Ph.D.

Title:	Chief Executive Officer

FIBROGEN, INC.

By:	/s/ Enrique Conterno

Name:	Enrique Conterno

Title:	Chief Executive Officer

[Signature Page to Exclusive License Agreement]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXHIBIT A

FIBROGEN KNOW-HOW

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXHIBIT B

EXISTING FIBROGEN PATENTS

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXHIBIT C

EQUIPMENT

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXHIBIT D

MANUFACTURE TECHNOLOGY TRANSFER PLAN

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXHIBIT D

MANUFACTURE TECHNOLOGY TRANSFER PLAN (CONTINUED)

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXHIBIT D

MANUFACTURE TECHNOLOGY TRANSFER PLAN (CONTINUED)

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXHIBIT E

THIRD PARTY PATENT

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

EXHIBIT F

JOINT PRESS RELEASE

Eluminex Biosciences Exclusively Licenses FibroGen’s Biosynthetic Cornea Technology and Recombinant Collagen III Platform

•	Exclusive Global Development and Commercialization Rights for Recombinant Human Collagen-Based Biosynthetic Cornea
•	Clinical Stage Asset Has Potential for First Approved Biosynthetic Human Cornea
•	Biosynthetic Cornea Designed to Address Significant Unmet Need in Global Demand for Corneal Grafts for the Treatment of Corneal Blindness
•	Edward Holland, MD, Joins Eluminex’s Scientific Advisory Board

SUZHOU, China and SAN FRANCISCO, CA, July 19, 2021 / PRNewswire/-- Eluminex Biosciences (Suzhou) Limited (Eluminex), an ophthalmology-focused biotechnology company headquartered in Suzhou, China with a US-subsidiary office in San Francisco Bay Area, California, announced today that it has exclusively licensed global rights for the development and commercialization of an investigational biosynthetic cornea derived from recombinant human collagen Type III intended to treat patients with corneal blindness, from FibroGen, Inc. (FibroGen; NASDAQ: FGEN).

“We are extremely excited to bring this novel technology initially to the China market to help meet a large unmet medical need for an alternative to human donor cornea tissue,” commented Dr. Jinzhong (“JZ”) Zhang, Chairman and CEO of Eluminex. “Over 100,000 cases of corneal blindness occur each year in China due to scarring from traumatic injury or infection that could be treated with a surgically implanted bioengineered cornea. Typical treatments in China include human donor corneal transplantation or use of corneal tissue harvested from genetically modified pigs. There is a significant shortage of human donor tissue and porcine corneas have issues with a lack of optical clarity and durability, however, and both methods require the need for additional immunosuppressive medications to prevent graft rejection. The biosynthetic cornea, that is optically clear, offers an alternative using human Type III collagen, a key structural protein that is found in normal human corneas and therefore does not require immunosuppressive medications.”

Under the terms of the agreement, Eluminex will make an $8 million upfront payment to FibroGen. In addition, FibroGen may receive up to a total of $64 million in future manufacturing, clinical, regulatory, and commercial milestone payments for the biosynthetic cornea program, as well as $36 million in commercial milestones for the first recombinant collagen III product that is not the biosynthetic cornea.  FibroGen will also be eligible to receive royalties based upon worldwide net sales.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Eluminex also announced that Edward Holland, M.D., has joined the company’s Scientific Advisory Board (SAB). Charles Semba, M.D. and Chief Medical Officer of Eluminex commented, “We are excited to introduce Dr. Edward Holland, Professor of Ophthalmology at the University of Cincinnati and Director of the Cornea Service at the Cincinnati Eye Institute and past Chairman of the Eye Bank Association of America, as the newest member of our SAB.  He is an internationally recognized expert in corneal allograft surgery and ocular surface disease. Additionally, over the past three decades, he has taught and lectured in China regarding corneal transplant techniques and will provide us critical insights into our biosynthetic cornea program.”

“The possibility for an abundant global supply of a biosynthetic human corneal tissue substitute has real potential to transform the lives of the hundreds of thousands of patients around the world in regions where corneal donations are scarce and who otherwise are unlikely to receive a sight-saving corneal transplant,” said Dr. Holland.

“We are pleased to enter into this agreement with Eluminex and license this technology to a seasoned ophthalmology team,” said Enrique Conterno, CEO of FibroGen.  “This transaction enables FibroGen to focus on development of next generation biopharmaceutical therapies in our core areas of cancer, autoimmune and fibrotic diseases, and anemia.”

About the Eluminex Biosynthetic Cornea Program

The Eluminex biosynthetic cornea (EB-301) is a clinical stage corneal stromal substitute that will be initially developed for the China market. EB-301 is regulated as a Class III medical device and is anticipated to enter a clinical market authorization registration study in China in 2H 2022 to confirm its safety and effectiveness.  The corneal device has been implanted in 10 patients in Europe with 4 years of follow-up and has demonstrated excellent biocompatibility, maintenance of optical clarity, and significantly improved visual acuity without immunosuppression. (Fagerholm et al, Biomaterials, 35 (2014): 2420-2427).

About Corneal Blindness in China

According to the World Health Organization, corneal diseases are one of the leading causes of blindness globally. Approximately 180,000 sight-restoring corneal transplantations are performed worldwide in which nearly a quarter are conducted in the United States. China is the largest most populous developing country in the world and corneal diseases are the second leading cause of blindness with an estimated 2-3 million patients with corneal blindness in at least one eye. However, due to the scarcity of donor corneas, only approximately 5000 to 9000 corneal transplants are conducted in China each year. Corneal porcine xenografts have been available in China since 2015 but technical issues remain with the lack of optical clarity and secondary immunologic complications (eg, graft dissolution and graft rejection). An unmet need exists for a suitable corneal stromal tissue replacement as an alternative to the shortage of donated human cornea and an alternative to porcine xenografts.

About Eluminex Biosciences

Eluminex Biosciences is a privately-held clinical-stage biotechnology company focused on both global and regional development and commercialization of innovative therapeutics to fulfill unmet medical needs in the treatment and management of ophthalmic diseases. Eluminex is devoted towards innovating the next generation of first-in-class or best-in-class ocular therapeutics for vision-threatening or lifestyle-limiting ocular diseases. In addition to the biosynthetic cornea (EB-301), Eluminex has developed a pipeline of next generation protein therapeutics for retinal diseases (EB-101, EB-102, EB-105, and EB-107) including age-related macular degeneration, macular edema, and diabetic retinopathy; these assets are wholly owned and developed by Eluminex. The Eluminex global headquarters and research and development center are located in Suzhou BioBay Industrial Park, China with a US-subsidiary located in the San Francisco Bay Area. Eluminex is supported by three premiere global life science venture funds: Lilly Asia Ventures, Hill House Capital, and Quan Capital. For more information, please visit www.eluminexbio.com.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

About FibroGen

FibroGen, Inc. is a biopharmaceutical company committed to discovering, developing, and commercializing a pipeline of first-in-class therapeutics. The Company applies its pioneering expertise in hypoxia-inducible factor (HIF) and connective tissue growth factor (CTGF) biology to advance innovative medicines for the treatment of unmet needs. The Company is currently developing and commercializing roxadustat, an oral small molecule inhibitor of HIF prolyl hydroxylase activity, for anemia associated with chronic kidney disease (CKD). Roxadustat is also in clinical development for anemia associated with myelodysplastic syndromes (MDS) and for chemotherapy-induced anemia (CIA). Pamrevlumab, an anti-CTGF human monoclonal antibody, is in clinical development for the treatment of locally advanced unresectable pancreatic cancer (LAPC), Duchenne muscular dystrophy (DMD), and idiopathic pulmonary fibrosis (IPF). For more information, please visit www.fibrogen.com.

Forward-Looking Statements of FibroGen
This release contains forward-looking statements regarding our strategy, future plans and prospects, including statements regarding the company’s product candidates subject to the transaction described above, the potential safety and efficacy profile of the product candidates, their commercial prospects and the incidence and prevalence of possible indications of use for such products and existing treatments. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of our various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report on Form 10-Q for quarter ended March 31, 2021 filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Contacts:

FibroGen, Inc.

Investors:

Michael Tung, M.D.

Corporate Strategy / Investor Relations

415.978.1434

mtung@fibrogen.com

Media:

GCI Health

FibroGenMedia@gcihealth.com

Eluminex Biosciences

Investors/Media:

Zhenze John Hu, Ph.D., MPD

Business Development

John.hu@eluminexbio.com

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.